Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-50912, 333-88313, 333-106325, 333-153740 and 333-153741 on Form S-8 of our report dated March 10, 2009 (which report expresses an unqualified opinion and contains an explanatory paragraph relating to the adoption of FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes”, effective January 1, 2007), relating to the financial statements of Edgewater Technology, Inc., and our report dated March 10, 2009 related to the effectiveness of Edgewater Technology, Inc.’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Edgewater Technology, Inc. for the year ended December 31, 2008.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

March 10, 2009